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                                                                      EXHIBIT 4

                                 PLAN OF MERGER

         PLAN OF MERGER adopted by UC Acquisition Corp., a business corporation organized under the laws of the State of Washington, by resolution of its Board of Directors on _________________, 1996, and adopted by Univar Corporation, a business corporation organized under the laws of the State of Washington, by resolution of its Board of Directors on _________________, 1996.

         1. UC Acquisition Corp. and Univar Corporation shall, pursuant to the provisions of the Washington Business Corporation Act, be merged with and into a single corporation, to wit, Univar Corporation. Univar Corporation shall be the surviving corporation at the effective time and date of the merger and is sometimes hereinafter referred to as the "surviving corporation," and shall continue to exist as said surviving corporation under its present name pursuant to the provisions of the Washington Business Corporation Act. The separate existence of UC Acquisition Corp., which is sometimes hereinafter referred to as the "non-surviving corporation," shall cease at the effective time and date of the merger in accordance with the provisions of the Washington Business Corporation Act.

         2. The articles of incorporation of the surviving corporation shall be the Amended and Restated Articles of Incorporation of said surviving corporation at the effective time and date of the merger, a copy of which is attached hereto as Exhibit A.

         3. The bylaws of the surviving corporation shall be the Amended and Restated Bylaws of said surviving corporation at the effective time and date of the merger and will continue in full force and effect until changed, altered, or amended as therein provided and in the manner prescribed by the provisions of the Washington Business Corporation Act.

         4. The effective date of merger shall be the date upon which the Articles of Merger are filed with the Secretary of State. Upon the effective date of the merger: the separate corporate existence of UC Acquisition Corp. shall cease; title to all real estate and other property owned by UC Acquisition Corp. or Univar Corporation shall be vested in Univar Corporation without reversion or impairment; and the surviving corporation shall have all liabilities of UC Acquisition Corp. and Univar Corporation. Any proceeding pending by or against UC Acquisition Corp. or Univar Corporation may be continued as if such merger did not occur, or the surviving corporation may be substituted in the proceeding for UC Acquisition Corp.

         5. Each issued share of the non-surviving corporation shall, at the effective time and date of the merger, be converted into one share of the surviving corporation. The issued

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shares of the surviving corporation existing prior to the merger shall be cancelled and retired and shall cease to exist, and holders of certificates formerly representing shares of the surviving corporation, other than those shares held by UC Acquisition Corp. and its affiliates, shall cease to have any rights with respect thereto other than a right to receive [$____] per share or any dissenters' rights they have perfected pursuant to Section 23B.13.210 of the Washington Business Corporations Act. Any shares of Univar Corporation in the treasury of Univar Corporation on the effective date of the merger shall be surrendered to the surviving corporation for cancellation,and no shares of the surviving corporation shall be issued in respect thereof.

         6. Any shareholder of Univar Corporation who has the right to dissent from this merger as provided in Section 23B.13.020 of the Washington Business Corporation Act and who so dissents in accordance with the requirements of Sections 23B.11.020 through 23B.13.280 of the Washington Business Corporation Act, shall be entitled, upon surrender of the certificate or certificates representing certificated shares or upon imposition of restrictions of transfer of uncertificated shares, to receive payment of the fair value of such shareholder's shares as provided pursuant to Section 23B.13.250 of the Washington Business Corporation Act.

         7. Unless the conditions of Section 23B.11.040 of the Washington Business Corporation Act are satisfied, the Plan of Merger herein made and approved shall be submitted to the shareholders of the non-surviving corporation and the shareholders of the surviving corporation for their approval or rejection in the manner prescribed by the provisions of the Washington Business Corporation Act.

         8. In the event that the Plan of Merger shall have been approved by the shareholders entitled to vote of the non-surviving corporation and by the shareholders entitled to vote of the surviving corporation in the manner prescribed by the provisions of the Washington Business Corporation Act, the non-surviving corporation and the surviving corporation hereby stipulate that they will cause to be executed and filed and/or recorded any document or documents prescribed by the laws of the State of Washington, and that they will cause to be performed all necessary acts therein and elsewhere to effectuate the merger.

         9. The Board of Directors and the proper officers of the non-surviving corporation and of the surviving corporation, respectively, are hereby authorized, empowered, and directed to do any and all acts and things, and to make, execute, deliver, file, and/or record any and all instruments, papers, and documents which shall be or become necessary, proper, or convenient to carry out or put into effect any of the provisions of this Plan of Merger or of the merger herein provided for.

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         10. The address of the registered office of the surviving corporation shall be _______________________________________________________________.

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